                                                                    EXHIBIT 15.1

RAIT Investment Trust
1818 Market Street
Philadelphia, Pennsylvania 19103

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim consolidated financial information of RAIT Investment Trust and subsidiaries for the periods ended June 30, 2003 and 2002 as indicated in our report dated August 14, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report of Form 10-Q for the quarter ended June 30, 2003 is incorporated by reference in this Registration Statement on Form S-8 and Prospectus.

We are also aware that he aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
September 26, 2003